UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

(Amendment No. )

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Filed by a party other than the Registrant ☒

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☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☒ Definitive Additional Materials

☐ Soliciting Material Pursuant to §240.14a-12

INSPIRATO INCORPORATED
(Name of Registrant as Specified in is Charter)

ONE PLANET GROUP LLC
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐ Fee paid previously with preliminary materials.

☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Payam Zamani, the President and Chief Executive Officer of One Planet Group LLC, a Delaware limited liability company, was quoted in the following article published on September 11, 2025 by BusinessDen:

Inspirato gets surprise takeover bid from firm started by its founders

By: Max Scheinblum

A firm founded by Brad and Brent Handler has made an unsolicited takeover bid for another firm founded by Brad and Brent Handler.

And the Handlers, who no longer control either company, support the deal.

Exclusive Resorts, which the local brothers started alongside Shark Tank alum (https://businessden.com/2024/11/26/pingpong-hybrid-nets-150k-from-restaurant-founder-on- shark-tank/) Tom Filippini in 2002, submitted a $39 million offer last week for Inspirato, the luxury travel company the two launched in 2011. Both companies are based in Denver.

The Handlers sold their stake in Exclusive Resorts, a similar members-only vacation club, in 2004 to AOL co-founder Steve Case, who is still the private company’s majority shareholder. The two left the company along with Filippini in 2009 and have no ownership in Exclusive Resorts, they told BusinessDen.

But despite a contentious departure from Inspirato, the Handlers are still sizable shareholders in the company, which went public in 2021 under their watch. Brad owns 3.8% of the company and Brent owns 4.3%, according to SEC filings.

Inspirato is led by CEO Payam Zamani, who came on last August (https://businessden.com/2025/02/20/new-inspirato-ceo-talks-turnaround-efforts/) and owns 49% of the company. Both Handler brothers left the company’s board around that same time.

This summer, Inspirato announced it intended to combine (https://businessden.com/2025/07/09/inspirato-to-be-folded-into-ceos-digital-marketing-firm- trade-under-new-name/) with Buyerlink, a private digital marketing firm that Zamani wholly owns. Exclusive Resorts’ offer arrived just weeks before a scheduled Sept. 19 shareholder vote on the Buyerlink deal. If the deal closes, Zamani’s stake in the entity, which would trade under the name One Planet Platforms, will jump to 91%, according to Inspirato.

Inspirato said a special committee of independent directors and the company’s board of directors are reviewing the Exclusive Resorts offer. Inspirato Chief Financial Officer Michael Arthur noted Inspirato’s board has recommended shareholders approve the Buyerlink deal.

“The board’s recommendation until it’s not is to move forward with the Buyerlink deal,” Arthur told BusinessDen.

Case, the Exclusive Resorts owner, also has about an 8% stake in Inspirato. His nearly 1 million shares (https://investor.inspirato.com/static-files/e6d2967b-35e9-4ca6-90aa-64ead4a9eef7) are split between three holding companies indirectly tied to him, filings show. Case also sat on Inspirato’s board for a time as a result of a 2013 deal (https://www.sherpareport.com/destination- clubs/inspirato-portico- combine.html#:~:text=The%20two%20companies%20already%20have,new%20combined%20co mpany%20with%20interest.) that brought together one of his companies, Portico, with Inspirato.

The Handler brothers are involved in a legal (https://businessden.com/2024/11/08/brent-brad- handler-lawsuit-inspirato-membership/) spat with Inspirato. They alleged the company has improperly withheld a perk that gives them free Inspirato vacations for life. A trial is currently scheduled for the spring.

In the meantime, the brothers support the Exclusive Resorts offer, which would see the company buy Inspirato at $3.15 a share. At the end of trading Wednesday, shares closed at $3.02.

In an SEC filing, the brothers said they “have significant concerns” about the process Inspirato went through in pursuing the Buyerlink deal. The submission came after Clint Coghill, who owns about 5% of Inspirato, urged Inspirato’s board (https://investor.inspirato.com/static- files/0501cc90-8ec4-4d8c-b5d2-090721aef60d) to accept the Exclusive Resort’s offer during a Sept. 2 presentation.

In a 27 page slide deck (https://www.sec.gov/Archives/edgar/data/1820566/000092189525002521/ex991to13da114556 002_090225.pdf), Coghill said the Buyerlink deal “reeks of self-dealing” and that Zamani “is enriching himself at the expense of Inspirato’s minority stockholders.”

Coghill also claimed in his SEC filing that Zamani had some choice words for minority shareholders during the Sept. 2 meeting.

“I don’t give a s*** about the minority stockholders. The minority stockholders don’t matter,” Zamani said during that meeting, according to Coghill.

Zamani told BusinessDen Wednesday he did not say that.

“Those who know me know that I don’t cuss – I never do,” Zamani said. “So that is categorically a false statement. I care about all shareholders.”

Coghill, who did not respond to requests for comment, also claimed that Zamani’s position as Inspirato’s chairman and CEO is in direct conflict with his ownership of Buyerlink. He said that led to an inflated $326 million valuation for Zamani’s firm, and that a lack of liquidity and the threat of artificial intelligence make the firm less valuable than Inspirato’s special committee believes.

Zamani, who said he was speaking to BusinessDen in a personal capacity as an Inspirato shareholder, did not wade into specifics.

“I’ve tried to stay above this kind of behavior…. But I would recommend anyone who hears the allegations from this guy to just look at the company’s filings. They’re publicly available so there’s no guesswork that needs to take place,” he said.

“If (someone is) concerned about my reputation and what I stand for, you can search me,” he continued. “I’m an open book.”

IMPORTANT INFORMATION FOR STOCKHOLDERS

This communication may be deemed to be solicitation material in respect of the proposed merger of Inspirato Incorporated (“Inspirato”) and Buyerlink, Inc. (“Buyerlink”). Information regarding the proposed merger can be found in Inspirato’s definitive proxy statement on Schedule 14A, which was filed with the SEC on August 29, 2025, and any amendments thereto (the “definitive proxy statement”). This communication is not a substitute for the definitive proxy statement or for any other document that Inspirato may file with the SEC and send to its stockholders in connection with the proposed merger. INSPIRATO STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT

INFORMATION. Stockholders may obtain free copies of the definitive proxy statement and other documents filed with the SEC by Inspirato through the website maintained by the SEC at www.sec.gov.

Inspirato, Buyerlink and certain of their respective directors, certain of their respective executive officers and other members of management and employees may be considered participants in the solicitation of proxies with respect to the proposed merger under the rules of the SEC. Information regarding the interests of such participants in the solicitation of proxies in respect of the proposed merger is included in the definitive proxy statement.